Exhibit 23.3

Professionals in resources, mining, processing, construction and the environment	www.cam-llc.co

November 5, 2004

Richard Phillips
Canyon Resources
14142 Denver West Parkway
Suite 250
Golden, Colorado 80401

Dear Mr. Phillips:

Chlumsky, Armbrust & Meyer, LLC (CAM) does hereby consent to the incorporation by reference into this Registration Statement on Form
S-8 (to be filed on or about November 15, 2004) of Canyon Resources Corporation (the “Company”) of our report of the Pre-Feasibility Study of the McDonald Gold Project dated September 30, 2003, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

If you have any questions regarding this subject, please do not hesitate to contact us.

Respectfully,

/s/ Kenneth L. Meyer, Principal

Kenneth L. Meyer, Principal
Chlumsky, Armbrust & Meyer, LLC

200 Union Boulevard, Suite G13
Lakewood, Colorado 80228
Telephone: 303-716-1617